Exhibit 11(b)

     STRUCTURAL DYNAMICS RESEARCH CORPORATION AND SUBSIDIARIES
         Calculation of Fully Diluted Loss Per Common Share

             (in thousands, except share data)

                                       Three Months Ended March 31,
                                            1994          1993

Loss after income taxes
  and before cumulative effect
  of accounting change                      $   (4,314)   $   (636)
Cumulative effect of accounting
  change                                        (3,896)          --
Net loss                                    $   (8,210)   $   (636)

Average Number of Shares of
 Common Stock Outstanding                        28,766      28,290

Average Number of Common Stock
 Equivalents:
   Effect of stock options
     outstanding after
     application of the
     treasury stock method                        1,388       1,832

                                                 30,154      30,122

Fully Diluted Loss Per Common Share:
  Before cumulative effect of
    accounting change                        $    (.14)   $   (.02)
  Cumulative effect of accounting
    change                                        (.13)          --
Loss per share                               $    (.27)   $   (.02)